OFFERING MEMORANDUM
                                       for
                                  H.T.E., INC.
                        1997 EMPLOYEE STOCK PURCHASE PLAN

                 THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS
                  COVERING SECURITIES THAT HAVE BEEN REGISTERED
                  UNDER THE SECURITIES ACT OF 1933, AS AMENDED

                                 August 19, 1997


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                                  H.T.E., INC.
                        1997 EMPLOYEE STOCK PURCHASE PLAN
                                TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----

INTRODUCTION...............................................................1

SUMMARY DESCRIPTION OF PLAN................................................1

   PURCHASE PERIOD.........................................................1
   ELIGIBILITY.............................................................2
   SHARE RESERVE...........................................................2
   PAYROLL DEDUCTION.......................................................2
   MAXIMUM NUMBER OF PURCHASABLE SHARES....................................2
   WITHDRAWAL..............................................................2
   TERMINATION OF EMPLOYMENT...............................................2
   PLAN TERMINATION........................................................2

ADMINISTRATION.............................................................2

ELIGIBILITY................................................................3

TERMS AND CONDITIONS OF RIGHTS TO PURCHASE SHARES OF COMMON STOCK..........3

   GRANT OF OPTION.........................................................3
   EXERCISE PRICE..........................................................4
   AUTOMATIC EXERCISE......................................................4
   DELIVERY................................................................4
   WITHDRAWAL; TERMINATION OF EMPLOYMENT...................................4
   STOCK...................................................................5
   DESIGNATION OF BENEFICIARY..............................................5
   TRANSFERABILITY.........................................................5
   PARTICIPANT ACCOUNTS....................................................5

ADJUSTMENTS AND REORGANIZATION.............................................6

TERMINATION OF THE PLAN....................................................6

RESTRICTIONS ON RESALE.....................................................7

TAXATION...................................................................8

OUTSTANDING OPTIONS UNDER THE PLAN.........................................8

ADDITIONAL INFORMATION.....................................................9

   INCORPORATION OF DOCUMENTS BY REFERENCE.................................9
   DOCUMENTS AVAILABLE TO PARTICIPANTS.....................................9


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                                  H.T.E., INC.
                        1997 EMPLOYEE STOCK PURCHASE PLAN

                                  INTRODUCTION

         This Offering Memorandum (the "Memorandum") relates to 200,000 shares of the common stock, $.01 par value per share (the "Common Stock" or "Shares"), of H.T.E., Inc., a Florida corporation (the "Company"), that may be granted under the Company's 1997 Employee Stock Purchase Plan (the "Plan").

         The Plan becomes effective as of September 1, 1997, and, unless sooner terminated by the Board of Directors of the Company (the "Board") in accordance with the terms thereof, shall terminate as provided below. All eligible employees of the Company may participate in the Plan.

         The Plan is qualified as an employee stock purchase Plan under Section 423(a) of the Internal Revenue Code of 1986, as amended (the "Code" or the "Internal Revenue Code"). See "Taxation" below.

         The statements in this Memorandum concerning the terms and provisions of the Plan are summaries only and do not purport to be complete. All such statements are qualified in their entirety by reference to the full text of the Plan, a copy of which is filed as an exhibit to the Company's Form 10Q dated and filed with the Securities and Exchange Commission on August 14, 1997, and incorporated by reference in the Company's registration statement (the "Registration Statement") on Form S-8. The Registration Statement has been filed by the Company in order to register the Shares sold by the Company under the Plan. A copy of the Plan will be provided by the Company upon request. See "Additional Information -- Documents Available to Participants".

                          SUMMARY DESCRIPTION OF PLANS

         The principal features of the Plan may be summarized as follows:

         PURCHASE PERIOD. The initial offering period will be from September 1, 1997 until the last business day in 1997. Thereafter, each offering period will have a duration of approximately 6 months beginning on the first business days of January and July during the term of the Plan. An employee who is eligible to join the Plan may elect to become a participant as of the date of September 1, 1997 or on any January 1 or July 1 thereafter (each being referred to as an entry date). On the date he becomes a participant, an eligible employee will be granted a right to purchase shares of common stock on the last business day on or before each June 30 and December 31 during which he is a participant. All payroll deductions collected from the participant would be applied to the purchase of common stock as of each such last business day. The purchase price per share will be not less than 85% of the LOWER of (i) the market price on the first day of the offering period or (ii) the market price on the exercise date. However, for any participant whose entry date is other than the first day of the offering period, the clause (i) amount will in no event be less than the market price of the common stock on the participant's entry date. This limitation will preclude a new hire from having a lower purchase price than a longer-term employee.

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         ELIGIBILITY. Each individual who is expected on a regularly-scheduled basis to work more than 20 hours per week for more than five months per calendar year will be eligible to join the Plan on the first semi-annual entry date following the date of his or her employment with the Company.

         SHARE RESERVE. Two hundred thousand (200,000) shares of common stock will be reserved for issuance over the term of the Plan, subject to periodic adjustment for changes in the outstanding common stock occasioned by stock splits, stock dividends, recapitalizations or other similar changes affecting the outstanding common stock.

         PAYROLL DEDUCTION. The purchase price is to be paid through periodic payroll deductions not to exceed 25% of the participant's total base salary, overtime and other wages (excluding bonuses and commissions) for his or her period of Plan coverage. The rate of payroll deduction may be lowered once per six-month exercise period (which shall be effective with the first full payroll period following ten (10) business days after the Company's receipt of the new enrollment agreement) and may be increased as of the start date of any subsequent exercise period.

         MAXIMUM NUMBER OF PURCHASABLE SHARES. No participant may purchase more than five hundred shares of common stock on any one semi-annual exercise date. In addition, the Federal tax laws preclude any participant from purchasing more than $25,000 worth of common stock (based on the fair market value of the shares on the participant's entry date) in any one calendar year.

         WITHDRAWAL. A participant may withdraw from a particular offering period at any time prior to any semi-annual exercise date. Upon such withdrawal, all further payroll deductions will cease, and any payroll deductions collected on the participant's behalf since the last semi-annual exercise date will, at the participant's election, be immediately refunded to the participant. The participant will not be permitted to rejoin the Plan until the first day of the offering period following such withdrawal.

         TERMINATION OF EMPLOYMENT. Participation will terminate immediately upon the individual's cessation of employment or loss of eligibility status, and the payroll deductions collected on that individual's behalf since the last exercise date will be immediately refunded.

         PLAN TERMINATION. The Board may suspend or terminate the Plan at any time following the close of any six-month exercise period.

                                 ADMINISTRATION

         The Plan is to be administered by a committee appointed by the Board or the Board (hereinafter referred to in either instance as the "Committee"). The Committee makes all decisions or determinations by either a majority vote of its members at a meeting or without a meeting by the unanimous written approval of its members. The Committee may adopt rules and regulations for carrying out the purposes of the Plan, and any such determinations, interpretations and construction by the Committee of any such rule or regulation or provision of the Plan are final and conclusive. The Committee has the full and exclusive right to determine, among other things, the persons to whom shares are to be delivered, the number of shares, the price of the shares and the term thereof.

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See "Eligibility" and "Terms and Conditions of Rights to Purchase Shares of
Common Stock," below.

                                   ELIGIBILITY

         All employees of the Company whose customary employment with the Company (or certain of its designated subsidiaries) is at least twenty hours per week and more than five months in any calendar year are eligible to receive grants of rights to purchase Shares under the Plan. Any person who files with the Committee a written waiver of eligibility to receive any right to purchase Shares under the Plan shall not be eligible to receive any right to purchase Shares under the Plan for the duration of such waiver.

         On the date he becomes a participant, an eligible employee will be granted a right to purchase shares of common stock on the last business day on or before each June 30 and December 31 during which he is a participant. All payroll deductions collected from the participant would be applied to the purchase of common stock as of each such last business day. The purchase price per share will be not less than 85% of the LOWER of (i) the market price on the first day of the offering period or (ii) the market price on the exercise date. However, for any participant whose entry date is other than the first day of the offering period, the clause (i) amount will in no event be less than the market price of the common stock on the participant's entry date. This limitation will preclude a new hire from having a lower purchase price than a longer-term employee.

        TERMS AND CONDITIONS OF RIGHTS TO PURCHASE SHARES OF COMMON STOCK

         GRANT OF OPTION. On a participant's entry date, subject to certain limitations determined in accordance with calculations set forth in the Plan, the participant shall be granted an option to purchase on each subsequent exercise date during the offering period in which such entry date occurs up to five hundred (500) shares of Common Stock determined in accordance with calculations set forth therein. The fair market value of a share of Common Stock shall be determined by the Committee in its discretion; PROVIDED, that if there is a public market for the Common Stock, the fair market value per share shall be either (i) the closing price of the Common Stock on such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported by the National Association of Securities Dealers Automated Quotation (Nasdaq) National Market System, (ii) if such price is not reported, the average of the bid and asked prices for the Common Stock on such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported by Nasdaq, (iii) in the event the Common Stock is listed on a stock exchange, the closing price of the Common Stock on such exchange on such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported in The Wall Street Journal, or (iv) if no such quotations are available for a date within a reasonable time prior to the valuation date, the value of the Common Stock as determined by the Committee using any reasonable means.

         EXERCISE PRICE. The exercise price per share of Common Stock offered to each participant in a given offering period shall be the LOWER of: (i) the applicable percentage of the greater of (A) the

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fair market value of a share of Common Stock on the offering date or (B) the fair market value of a share of Common Stock on the entry date on which the employee elects to become a participant within the offering period; or (ii) the applicable percentage of the fair market value of a share of Common Stock on the exercise date. The applicable percentage with respect to each offering period shall be 85%, unless and until such applicable percentage is increased by the Committee, in its sole discretion, provided that any such increase in the applicable percentage with respect to a given offering period must be established not less than fifteen (15) days prior to the offering date thereof.

         AUTOMATIC EXERCISE. Unless the participant withdraws from the Plan in accordance with its terms, the participant's option for the purchase of shares will be exercised automatically on each exercise date, and the maximum number of full shares subject to such option shall be purchased for the participant at the applicable exercise price with the accumulated Plan contributions then credited to the participant's account under the Plan. During a participant's lifetime, a participant's option to purchase shares hereunder is exercisable only by the participant.

         DELIVERY. As promptly as practicable after each exercise date, the Company shall arrange for the delivery to each participant (or the participant's beneficiary), as appropriate, or to a custodial account for the benefit of each participant (or the participant's beneficiary) as appropriate, of a certificate representing the shares purchased upon exercise of such participant's option. Any amount remaining to the credit of a participant's account after the purchase of shares by such participant on an exercise date, or which is insufficient to purchase a full share of Common Stock, shall be carried over to the next exercise period if the participant continues to participate in the Plan or, if the participant does not continue to participate, shall be returned to the participant.

         WITHDRAWAL; TERMINATION OF EMPLOYMENT. A participant may withdraw from the Plan at any time by giving written notice to the Company. All of the Plan contributions credited to the participant's account and not yet invested in Common Stock will be paid to the participant as soon as administratively practicable after receipt of the participant's notice of withdrawal, the participant's option to purchase shares pursuant to the Plan automatically will be terminated, and no further payroll deductions for the purchase of shares will be made for the participant's account. Payroll deductions will not resume on behalf of a participant who has withdrawn from the Plan (a "Former participant") unless the Former participant enrolls in a subsequent offering period in accordance with the Plan. Upon termination of the participant's continuous status as an employee prior to any exercise date for any reason, including retirement or death, the Plan contributions credited to the participant's account and not yet invested in Common Stock will be returned to the participant or, in the case of death, to the participant's beneficiary, and the participant's option to purchase shares under the Plan will automatically terminate. A participant's withdrawal from an offering period will not have any effect upon the participant's eligibility to participate in succeeding offering periods or in any similar plan which may hereafter be adopted by the Company.

         STOCK. The maximum number of shares of the Company's Common Stock that shall be made available for sale under the Plan shall be Two Hundred Thousand (200,000) shares, subject to certain adjustments. Shares of Common Stock subject to the Plan may be newly issued shares or shares reacquired in private transactions or open market purchases. If and to the extent that any right to purchase reserved shares shall not be exercised by any participant for any reason or if such right to

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purchase shall terminate as provided herein, shares that have not been so purchased hereunder shall again become available for the purpose of the Plan unless the Plan shall have been terminated, but all shares sold under the Plan, regardless of source, shall be counted against the limitation set forth above. A participant will have no interest or voting rights in shares covered by his option until such option has been exercised. Shares to be delivered to a participant under the Plan will be registered in the name of the participant or in the name of the participant and his or her spouse, as requested by the participant.

         DESIGNATION OF BENEFICIARY. A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant's account under the Plan in the event of the participant's death subsequent to an exercise date on which the participant's option hereunder is exercised but prior to delivery to the participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant's account under the Plan in the event of the participant's death prior to the exercise of the option. A participant's beneficiary designation may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

         TRANSFERABILITY. Neither Plan contributions credited to a participant's account nor any rights to exercise any option or receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution, or as provided under the Plan), and any attempt to make such prohibited transfer shall be void.

         PARTICIPANT ACCOUNTS. Individual accounts will be maintained for each participant in the Plan to account for the balance of his Plan contributions and options issued and shares purchased under the Plan. Statements of account will be given to participants semi-annually in due course following each exercise date, which statements will set forth the amounts of payroll deductions, the per share purchase price, the number of shares purchased and the remaining cash balance, if any. No interest is credited to employees on contributions held pending investment under the Plan.

                         ADJUSTMENTS AND REORGANIZATION

         The Plan contains certain adjustment provisions applicable in the event that the outstanding shares of Common Stock are changed in number or class by reason of reorganizations, restructurings, recapitalizations, reclassifications, stock dividends, stock split-ups or similar changes in capitalization, in which event appropriate adjustments will be made by the Committee, in the number and/or kind of shares, and the per-share exercise price thereof, which may be issued both in the aggregate and to any participant upon exercise of options granted under the Plan. In the event of the proposed liquidation or dissolution of the Company, the offering period will terminate prior to

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the consummation of such event, unless otherwise determined by the Committee. In the event of a proposed sale of all or substantially all of the Company's assets, or the merger of the Company into another corporation, then existing options granted under the Plan may be assumed or equivalent options substituted therefor, unless the Committee, in its sole discretion, determines to shorten the then existing exercise period by setting a new exercise date, as provided in the Plan.

                              AMENDMENT OF THE PLAN

         The Board or the Committee may at any time, or from time to time, amend the Plan in any respect; provided, that (i) no such amendment may make any change in any option theretofore granted which adversely affects the rights of any participant and (ii) the Plan may not be amended in any way that will cause rights issued under the Plan to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code or any successor thereto. To the extent necessary to comply with Rule 16b-3 under the Exchange Act,
Section 423 of the Code, or any other applicable law or regulation, the Company shall obtain shareholder approval of any such amendment.

                             TERMINATION OF THE PLAN

         The Plan and all rights of employees hereunder shall terminate on the earliest of:

         (a) the exercise date that participants become entitled to purchase a number of shares greater than the number of reserved shares remaining available for purchase under the Plan;

         (b)    such date as is determined by the Board in its discretion; or

         (c) the last exercise date immediately preceding the tenth (10th) anniversary of the Plan's effective date.

         In the event that the Plan terminates under circumstances described in section (a) hereinabove, reserved shares remaining as of the termination date shall be sold to participants on a PRO RATA basis.

                             RESTRICTIONS ON RESALE

         Shares of Common Stock acquired upon issuance of Shares under the Plan may be resold only in compliance with the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), and applicable state securities laws. Persons not deemed to be "affiliates" of the Company within the meaning of the Securities Act and applicable regulations promulgated thereunder by the Securities and Exchange Commission (the "Commission") may resell shares of Common Stock acquired pursuant to the Plan without limitation under the Securities Act as to either the quantity sold or the period during which such stock was held, provided such shares are acquired upon exercise of an option while a registration statement under the Securities Act covering the issuance of such shares is in effect.

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         Under the Securities Act, persons who are "affiliates" of the Company may resell shares of Common Stock purchased under the Plan only (i) in accordance with the provisions of Rule 144 promulgated by the Commission under the Securities Act (exclusive of the one-year holding period if such shares are acquired upon exercise of an option while a registration statement covering the issuance of such shares is in effect) or some other exemption from registration under the Securities Act, or (ii) pursuant to an applicable, current and effective registration statement in accordance with the Securities Act, including Form S-1 or Form S-3, but not including a registration statement on Form S-8. As defined in Rule 405 promulgated by the Commission, an "affiliate" of the Company is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Company. The determination of whether a person is an "affiliate" of the Company is primarily a factual one based upon whether he possesses, directly or indirectly, individually or in concert with others, the power to direct or cause the direction of the management or policies of the Company, whether through the ownership of voting stock, by executive position, by membership on the Board, by contract or otherwise. Each optionee should consult his legal counsel to determine whether he is an "affiliate" of the Company and therefore whether the attendant restrictions on resale under the Securities Act apply to sales of Common Stock acquired pursuant to the Plan.

         Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), provides, among other things, that any person who is a beneficial owner of more than 10 percent of an equity security of a company registered under the Exchange Act or who is an officer or director of that company, will be liable to the company for any profit realized from any purchase and sale (or any sale and purchase) of any equity security of such company within a period of less than six months, irrespective of the intention on the part of such person entering into the transaction. Section 16(b) liability does not attach unless both a purchase and a sale of a security has occurred. In that regard, because the Plan complies with the requirements of Rule 16b-3 promulgated under the Exchange Act, an acquisition of Common Stock pursuant to the exercise of an option shall not be deemed to be a "purchase" of shares; however, any sale of such shares may be matched to another purchase made within six (6) months of the sale if such purchase is not otherwise exempt under Rule 16b-3. Persons to whom Section 16(b) may apply should consult with the Company's general counsel prior to the acquisition or disposition of any shares of Common Stock (including shares acquired in connection with the exercise of options granted pursuant to the Plan).

                                    TAXATION

         The Plan is designed to qualify as an employee stock purchase Plan under Internal Revenue Code Section 423. Under a Plan which so qualifies, no taxable income is reportable by the participant upon either the grant of the purchase right or the periodic purchase of common stock pursuant to that right. For participants who sell their shares within two years after their entry date into the exercise period or within one year after the exercise date of the shares, the gain realized upon such sale will be taxed, in general, as follows:

         /bullet/ ordinary income equal to the excess of (i) the market price of the shares on the exercise date over (ii) the purchase price paid for such shares.

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         /bullet/ capital gain equal to the appreciation in value of the shares between the exercise date and the sale date.

         For participants who hold the shares for more than two years after their entry date into the exercise period and more than one year after the exercise date, the profit realized upon subsequent sale of the shares will be taxed as follows:

         /bullet/ ordinary income equal to the discount (currently, 15%) in the purchase price offered under the Plan from the market price of the shares on the participant's entry date into the exercise period.

         /bullet/ long-term capital gain equal to the amount by which the selling price of the shares exceeds the sum of (i) the purchase price paid for such shares plus (ii) the ordinary income recognized above.

         The information set forth above is a summary only and does not purport to be complete. In addition, the information is based upon current Federal income tax rules and therefore is subject to change when those rules change. Moreover, because the tax consequences to any optionee may depend on his particular situation, each optionee should consult his tax adviser as to the Federal, state, local and other tax consequences of the grant or exercise of an option to purchase Common Stock under the Plan or the disposition of Common Stock acquired on exercise of an option.

                       OUTSTANDING OPTIONS UNDER THE PLAN

         Certain information with respect to outstanding options to purchase shares is set forth in the Company's reports and other documents incorporated herein and required or available upon request to be delivered to participants in the Plan. See "Additional Information," below.

                             ADDITIONAL INFORMATION

         INCORPORATION OF DOCUMENTS BY REFERENCE. The Company hereby incorporates by reference into this Memorandum the following documents:

                  (i) the registration statement on Form S-1 (Registration No. 333-22637) filed with the Securities and Exchange Commission, effective June 10, 1997;

                  (ii) the Company's quarterly report on Form 10-Q for the fiscal quarter ended June 30, 1997; and

                  (iii) all reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act.

         In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which

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indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

         DOCUMENTS AVAILABLE TO PARTICIPANTS. Participants in the Plan may obtain from the Company without charge, upon written or oral request, a copy of the Plan and any and all of the documents incorporated by reference herein as described above (not including exhibits thereto unless such exhibits are incorporated by reference into such documents), and a copy of any other documents required by Rule 428(b)(2) promulgated under the Securities Act to be delivered herewith to each employee to whom this Memorandum is sent or given. Such requests should be directed to the Company, by writing to H.T.E., Inc., 1000 Business Center Drive, Lake Mary, Florida 32746, Attention L.A. Gornto, Jr., Executive Vice President, Chief Financial Officer. In addition, the Company will deliver or cause to be delivered to all employees, officers and directors participating in the Plan who do not otherwise receive such material, copies of all reports, proxy statements, and other communications distributed to its security holders generally.

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